Exhibit 23.1 - Consent of Turlington and Company, L.L.P.

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator

First South Bank Employees' Savings &

Profit Sharing Plan and Trust

Washington, North Carolina

We consent to incorporation by reference in the registration statement (No. 333-132623) on Form S-8 of First South Bancorp, Inc. of our report dated June 30, 2014 relating to the Statements of Net Assets Available for Benefits of First South Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2013 and 2012 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, which report appears in the December 31, 2013 Annual Report on Form 11-K of First South Bank Employees' Savings & Profit Sharing Plan and Trust.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

June 30, 2014